American National Executive Vice President to Retire

For more information, contact:
Jeffrey V. Haley
President & Chief Executive Officer
American National Bankshares Inc.
haleyj@amnb.com
434.773.2311

Traded: NASDAQ Global Select Market        Symbol: AMNB

FOR IMMEDIATE RELEASE: March 4, 2016

DANVILLE, VA – American National Bankshares Inc. (American National or the Company – NASDAQ “AMNB”) has announced that after approximately 40 years in banking, Executive Vice President and Chief Administrative Officer Dabney T.P. “Dexter” Gilliam Jr. will retire from the Company and its bank, American National Bank and Trust Company, effective March 31, 2016. Since joining the Bank in 2000, Gilliam has played an integral role in the growth and advancement of American National and has served in numerous management positions, including Senior Loan Officer and Chief Banking Officer.

Following his retirement from American National, Gilliam will remain involved in the banking industry. He plans to join the Bank of Charlotte County and its holding company, BCC Bankshares, Inc., as Executive Vice President in April 2016 and will then serve as its President and Chief Executive Officer beginning July 1, 2016.

“I am grateful and thankful for the leadership Dexter has shared while at American National, and I wish him the best of luck in his future endeavors,” said Jeffrey V. Haley, President and Chief Executive Officer of American National.

“My experience at American National has been one of exciting growth rich with meaningful relationships and significant technological advances like the advent of online and mobile banking,” said Gilliam. “From my community and fellow employees to the customers and members of our board and advisory boards, I will miss the people with whom I’ve had the pleasure to work and serve.”

About American National
American National Bankshares Inc. is a multi-state bank holding company with total assets of approximately $1.5 billion. Headquartered in Danville, Va., American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving Virginia and North Carolina with 25 banking offices and two loan production offices. American National Bank and Trust Company also manages an additional $749 million of trust, investment and brokerage assets in its Trust and Investment Services Division. Additional information about the company and the bank is available on the bank's website at www.amnb.com.

Shares of American National are traded on the NASDAQ Global Select Market under the symbol "AMNB."

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